Exhibit 99.3

SCHEDULE B

Newtek Business Services Co-Founder Jeffrey Rubin Resigns

New York, N.Y.—March 7, 2008—Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), a provider of business services and financial products to the small- and medium-sized business market, announced today that Jeffrey Rubin, co-founder of Newtek Business Services, Inc., has resigned as President and a Director of the Company to pursue personal and professional business interests. Mr. Rubin’s resignation is effective today. Mr. Rubin will continue his relationship with Newtek as a consultant to the Company, and currently remains Newtek’s second largest shareholder. The Company does not have plans to replace his position or the office of President at this time.

Jeffrey Rubin, co-founder of Newtek Business Services, Inc. said, “I feel proud and extremely fortunate to have been part of building what Newtek has become and attribute its success to the relentless work of management, and all the employees. It is because of the quality of people now ingrained in the organization, that I know the best is yet come for Newtek Business Services, and I look forward to seeing the Company reach its potential.”

Barry Sloane, chairman and chief executive officer of Newtek Business Services, Inc. said, “I am sorry to announce that Jeff Rubin, my friend and co-founder of Newtek, has resigned. While he will be sorely missed, we look forward to continuing our relationship with Jeff on a different level, as a consultant and advisor to Newtek. Jeff has signed a one-year consulting agreement and will continue to assist Newtek, offering his expertise and broad-based knowledge as we continue to grow the Company.”

Mr. Sloane continued, “I want to thank Jeff for his extraordinary contribution to the amazing progress Newtek has experienced over his 10-year tenure, and wish him all the best in his future endeavors.”

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek™ brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses, and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 84,000 business accounts, and has positioned the Newtek™ brand as a one-stop-shop provider of business services to the small- and medium-sized business market. According to the U.S. Small Business Administration, there are over 26.8 million small businesses in the United States, which in total represent 99.7 percent of all employer firms.

Newtek’s 10 business service lines include:

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Electronic Payment Processing: Electronic solutions to accept non-cash payments, including credit and debit card, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

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Business Lending: Broad array of lending products including SBA 7(a), conventional commercial real estate and SBA 504 loans, account receivables financing, business lines of credit and business credit cards.

•	Web Hosting: Full-service web host which offers shared and dedicated web hosting and related services, including domain registration and online shopping cart tools.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits, in all 50 states, working with over 40 insurance carriers.

•	Web Design and Development: Customized web design and development services for a powerful web presence.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Payroll: Complete payroll management and processing services.

•	Outsourced Digital Bookkeeping: Bookkeeping and financial information management solutions at a fraction of the cost of in-house staff.

•	Tax Preparation and Advisory Services: Expert tax planning and consultation for your business.

•	Business Plan Preparation: Professional business plan development.

For more information, please visit www.newtekbusinessservices.com.

Contact:

Newtek Business Services, Inc.

Jayne L. Cavuoto

Director of Investor Relations

212-273-8193

jcavuoto@newtekbusinessservices.com